Exhibit 99.1

Rex Energy Announces Second Quarter 2015 Production and Price Realizations

STATE COLLEGE, Pa., July 29, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced second quarter 2015 production volumes and price realizations.

Production Results and Price Realizations

Rex Energy’s second quarter 2015 production increased to 206.8 MMcfe/d, a 5% increase from first quarter 2015, and exceeded the high-end of the company’s previously reported production guidance of 199.0 – 205.0 MMcfe/d.

The table below outlines Rex Energy’s quarterly production and realized pricing, including the effects of derivatives:

	Three Months Ended June 30,		Six Months Ended June 30
	2015	2014	2015	2014
Production Data (average per day):
Oil and condensate (Bbls)	3,375	2,768	3,438	2,775
Natural gas (Mcf)	131,057	89,798	129,442	87,486
Natural gas liquids (C3+) (Bbls)	6,065	3,578	5,929	3,485
Ethane (Bbls)	3,192	153	2,650	77
Total (Mcfe)	206,845	128,791	201,542	125,506

Average price per unit:
Realized crude price per Bbl – as reported	$49.28	$97.50	$44.35	$95.29
Realized impact from cash settled derivatives per Bbl	7.71	(3.99)	9.82	(2.84)

Net realized price per Bbl	$56.99	$93.51	$54.17	$92.45

Realized natural gas price per Mcf – as reported	$1.77	$3.96	$2.11	$4.58
Realized impact of cash settled derivatives per Mcf	0.76	(0.12)	0.61	(0.27)

Net realized price per Mcf	$2.53	$3.84	$2.72	$4.31

Realized natural gas liquids (C3+) price per Bbl – as reported	$13.92	$48.73	$18.45	$53.52
Realized impact of cash settled derivatives per Bbl	3.69	0.13	3.30	(2.29)

Net realized price per Bbl	$17.61	$48.86	$21.75	$51.23

Realized ethane price per Bbl – as reported	$6.39	$6.00	$6.46	$6.00
Realized impact of cash settled derivatives per Bbl	0.23	—	0.26	—

Net realized price per Bbl	$6.62	$6.00	$6.72	$6.00

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the company’s expectations.

Results Preliminary

All financial results included in this release or discussed on the upcoming conference call scheduled for August 5, 2015 are preliminary pending the completion by our independent auditors of the second quarter 2015 review.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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